NEWS RELEASE


      TOWER REINFORCES COMMITMENT TO CUSTOMER SERVICE WITH NEW APPOINTMENT
           INTEL VETERAN RAFI NAVE TO SERVE AS VP OF CUSTOMER SERVICES


MIGDAL HAEMEK, ISRAEL - July 2, 2003 - Tower Semiconductor Ltd. (NASDAQ: TSEM;
TASE: TSEM) announced today that Rafi Nave will join the company as vice president of customer services. This appointment will take effect in mid-August 2003.

In this position, Nave will oversee all areas of customer service, including account management, project management, IP and design services, the VLSI design center and customer support. He will report directly to Carmel Vernia, chairman of the board and CEO of Tower. Nave is the first senior appointment since Vernia joined the company a month ago.

"Tower has long been recognized and rewarded by customers for providing exceptional service and support," said Vernia. "Taking our customer-service organization to new heights of achievement is essential to enhancing our global market position, and I am confident that Rafi is the person to lead that effort. With over 20 years of experience gained from working at Intel, he is familiar with customer needs and knows how to provide customers with the best possible service solutions. Rafi is a welcome addition to the Tower team."

Creating the position of vice president of customer services is the most recent action that Tower has taken as part of its broader customer relationship management initiative. Earlier this year, Tower opened a new office near Boston to support customers in the eastern United States and hired Harold Blomquist to direct the company's global business development activities from Israel and the United States. As well, the company has built an extensive IP portfolio and has developed various design support services to make it easier for customers to achieve first-time silicon success.

"Having worked in the semiconductor industry for most of my career, I have watched with great interest Tower's inception and evolution. The company has overcome myriad obstacles, including the most recent downturn, through the intelligence, hard work and perseverance of its people. Tower has reached a very exciting juncture in its history, and I am honored that I will have the opportunity to play a key role in its next phase of development and growth," said Nave.

Nave joins Tower after six years of serving as vice president of R&D for NDS Group (NASDAQ: NNDS), where he managed a group of 300 engineers and scientists. Prior to that, he spent most of his career at Intel Corporation in a variety of positions of increasing responsibility. He started as a chip design engineer, and then went on to manage the

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TOWER REINFORCES COMMITMENT TO CUSTOMER SERVICE WITH NEW APPOINTMENT
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development of Intel's family of 8XX87 math co-processors. Next, he served for five years as the general manager of Intel's design center in Israel, employing 200 engineers and designing Intel's leading products. Nave earned master's and bachelor's degrees in electrical engineering (with honors) from the Technion in Haifa, Israel.

ABOUT TOWER SEMICONDUCTOR LTD.
Tower Semiconductor Ltd. is a pure-play independent wafer foundry established in 1993. The company manufactures integrated circuits with geometries ranging from
1.0 to 0.18 microns; it also provides complementary manufacturing services and design support. In addition to digital CMOS process technology, Tower offers advanced non-volatile memory solutions, mixed-signal and CMOS image-sensor technologies. To provide world-class customer service, the company maintains two manufacturing facilities: Fab 1 has process technologies from 1.0 to 0.35 microns and can produce up to 20,000 150mm wafers per month. Fab 2 features 0.18-micron and below process technologies, including foundry-standard technology, and will offer full production capacity of 33,000 200mm wafers per month. The Tower Web site is located at www.towersemi.com.

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PR Agency Contact        Investor Relations Contact     Corporate Contact
JULIE LASS               SHELDON LUTCH                  L.T. GUTTADAURO
Loomis Group             Fusion IR & Communications     Tower Semiconductor USA.
+1 (713) 526 3737        +1 (212) 268 1816              +1 (408) 557-2690
lassj@loomisgroup.com    sheldon@fusionir.com           lt@tower-usa.com